Exhibit 10.2

FORM OF AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) shall be effective on the 1st day of January, 2009 (the “Effective Date”), by and between U.S. Home Systems, Inc. (“USHS”), a Delaware corporation, and U.S. Remodelers, Inc. (“U.S. Remodelers”), a Delaware corporation (collectively, USHS and U.S. Remodelers shall be referred to as the “Company”), and                                  (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is employed as                                                   of USHS and as                                                   of U.S. Remodelers; and

WHEREAS, Executive and the Company have previously entered into an employment agreement dated as of January 1, 2004 (the “Prior Agreement”); and

WHEREAS, the Company desires to continue such employment relationship and enter into this Agreement, which will on the Effective Date supersede the Prior Agreement and set forth the terms and conditions under which the Executive will continue to serve the Company; and

WHEREAS, the Executive wishes to continue his employment with the Company on the terms and conditions set forth herein;

NOW, THEREFORE, the Company and the Executive represent, warrant, covenant, and agree as follows:

1. Employment and Duties. Executive is employed by USHS in the capacity of                                                   and as                                                   of U.S. Remodelers. The Executive agrees that during the term of this Agreement he will devote substantially all of his business time, ability, and attention exclusively to the business and interest of the Company and will execute his duties loyally and solely for the benefit of the Company. The Executive agrees that he will perform for USHS all of the functions generally considered to be the duties of a                                                              , which include but are not limited to: implementing objectives established by the Board of Directors of USHS; and such other reasonable duties, functions, responsibilities, and authority in connection with the foregoing as are consistent with his position as                                                               of USHS and as are from time to time delegated to the Executive by the Board of Directors of USHS. Executive shall also perform such reasonable duties and functions as                                                               of U.S. Remodelers as are from time to time delegated to the Executive by the Board of Directors of U.S. Remodelers. Pursuant to his duties hereunder, Executive will create and promote the Company’s goodwill among its customers, lenders, employees, suppliers, and other parties with whom it has business relationships.

2. Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect through December 31, 2009, provided, however, that on January 1, 2010 and each January 1 thereafter, the term of this Agreement shall be automatically extended for consecutive one-year periods (the “Term”), unless, not later than June 30 immediately preceding such January 1, the Company shall have given written notice to Executive (the “Non-Renewal Notice”) that it does not wish to extend this Agreement. Upon such notice by the Company, this Agreement shall continue until the end of the Term, unless sooner terminated in accordance with a provision in Section 6.

3. Compensation. In consideration of all of the services to be rendered by the Executive to the Company hereunder, the Company hereby agrees to pay the Executive, and the Executive hereby agrees to accept from the Company, the following compensation:

(a) Annual Salary. As of the inception of this Agreement, the Executive’s salary is                      annually which will continue during the Term of this Agreement and which will be payable in equal bi-weekly installments (“Annual Salary”). The Annual Salary may not be reduced during the Term and may be increased at the beginning of each fiscal year of the Company on an annual basis at the discretion of the Compensation Committee or, if there is no Compensation Committee, at the discretion of the Board of Directors.

(b) Bonus. Executive shall participate in and receive bonuses under any management bonus program established by the Board of Directors or Compensation Committee, including, but not limited to, the U.S. Home Systems, Inc. And Subsidiaries Executive Cash Bonus Plan (hereafter, the “USHS Cash Bonus Plan”), as well as such other bonuses during the Term of this Agreement that may be awarded at the discretion of the Compensation Committee or, if there is no Compensation Committee, at the discretion of the Board of Directors.

(c) Vacation. During the Term of this Agreement, the Executive will be entitled to no less than three weeks of paid vacation.

(d) Health and Disability Insurance.

(i) General. During the Term of this Agreement, the Company, at its sole expense, will provide the Executive and his family with a health insurance plan and disability insurance coverage. Executive shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company.

(ii) Physical Examination. During the Term of this Agreement, the Company shall provide, at its expense (unless otherwise covered under the terms of the Company’s health plans), an annual physical examination with a physician chosen by Executive.

(iii) Disability Payments. Executive’s eligibility for compensation from the Company based on disability is governed by subsections 6(f) and 7(e) of this Agreement.

(e) Expenses. During the Term of this Agreement, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in connection with the fulfillment of his duties herein; provided the Executive has complied with all policies and procedures relating to the reimbursement of such expenses as may from time to time be established by the Company including, but not limited to, the providing of all supporting backup to such expenses as is required by the Internal Revenue Service.

(f) Stock Options. The Executive shall receive stock options from time to time as may be determined by the Board of Directors or Compensation Committee, as the case may be. The terms of the stock option agreement covering the stock options shall contain provisions determined at the discretion of the Compensation Committee or, if there is no Compensation Committee, at the discretion of the Board of Directors, and shall provide that such options shall be fully vested on a Change in Control (as defined herein).

4. Nondisclosure Agreement. Upon the Effective Date, the Company will disclose to the Executive Confidential Information and the Executive acknowledges that during his term of employment with the Company, he shall have access to and become familiar with Confidential Information that is owned by the Company and its affiliates and that is regularly used in the operation of the business of the Company, and its affiliates. For purposes of this Agreement, “Confidential Information” means all information, research, computer software, or programs and related documentation, practices, technical plans, customer lists, supplier agreements, loan servicing agreements, loan purchasing and re-sale agreements and programs, pricing techniques, marketing plans, development plans, feasibility studies, acquisition programs, financial information or all other compilations of information related to the business of and owned by Company, and that has not been disclosed by the Company to the general public or that does not exist in the public market. The Executive shall not use or disclose any of the Confidential Information, directly or indirectly, either during the term of his employment or at any time thereafter, except as required in the course of his employment. The Executive shall promptly deliver to the Company upon termination of his employment all files, records, documents, information, data, and similar items and documentation relating to the business of the Company, whether prepared by the Executive or otherwise coming into his possession. The obligations of this Section 4 and Section 5 are continuous and shall survive the termination of the Executive’s employment with the Company. Nothing herein is intended to prevent lawful and truthful disclosure by Executive to agents of the United States government and its agencies or to members of Congress. In addition, and without limiting the generality of the foregoing, the Company and the Executive shall each be authorized to disclose to agents of the United States government and its agencies the federal income tax treatment and the federal income tax structure (each as defined in Treas. Reg. Sec. 1.6011-4) of any transaction between them.

5. NonCompetition Agreement. In order to protect the Company’s goodwill, Confidential Information, which the Company agrees to disclose to Executive upon the Effective Date, and other legitimate business interests, the Executive agrees that:

(a) During the “NonCompetition Period” (as herein so defined), Executive shall not, directly or indirectly, acquire, invest in, or otherwise engage (whether as an employee in a managerial, sales, executive or supervisory capacity or other position of substantial responsibility, director, officer, member, manager, or as a consultant) in the Business (as hereafter defined) in the Restricted Area (as hereafter defined), provided however that the Executive may invest in up to five percent (5%) of any outstanding class of equity securities of any company registered under Section 12 of the Securities Exchange Act of 1934, as amended. For purposes of this Agreement, the terms (i) “Business” shall be defined as the business of marketing, sale, installation and manufacturing of pre-fabricated modular deck home remodeling projects including the pressure-chemical treatment of lumber which is ultimately utilized in deck home remodeling projects, and the marketing, design, sales, manufacturing and installation of kitchen cabinet refacing and countertop products utilized in kitchen and bathroom remodeling and refacing and any other home improvement services similar to that provided by the Company or its affiliates and the financing of any such services and (ii) “Restricted Area” shall mean the State of Texas or any State where the Company has made, bought, serviced, or sold home improvement products and services within a twelve month period preceding the termination of Executive’s employment;

(b) During the NonCompetition Period, Executive shall not directly or indirectly, whether as an employee in a managerial, sales, executive or supervisory capacity or other position of substantial responsibility, director, officer, member, manager, or as a consultant, (i) solicit, or attempt to solicit or accept business that is competitive with such business being conducted by the Company, or its affiliates in the Restricted Area; or (ii) engage, hire, employ, or solicit in any manner whatsoever the employment of an employee of the Company; or (iii) interfere in any business relationship or contract between the Company and its affiliates and its customers, suppliers, lenders, or financial institutions.

(c) During the NonCompetition Period, the Executive shall not knowingly seek or accept, directly or indirectly, personal gain from (i) anyone soliciting business with the Company or its affiliates, (ii) any person or firm doing business with the Company or its affiliates, or (iii) any person or firm in business competition with the Company or its affiliates. The preceding sentence shall not apply to any gifts, meals, and entertainment of a nominal value if the Executive’s objective is to enhance the business and goodwill of the Company.

(d) The “NonCompetition Period” shall be the Term of this Agreement and such additional periods as set forth in this subsection.

(i) If the Company terminates this Agreement for “Just Cause” pursuant to subsection 6(a) or the Executive terminates this Agreement without “Good Reason” pursuant to subsection 6(b), then the NonCompetition Period shall continue until the one year anniversary date of the termination of this Agreement.

(ii) If the Company terminates this Agreement without “Just Cause” pursuant to subsection 6(c) or the Executive resigns from his employment for “Good Reason” pursuant to subsection 6(d), then the NonCompetition Period shall continue for a period of six months following the date of Executive’s termination or resignation.

(iii) If this Agreement is terminated by reason of disability pursuant to subsection 6(f), then the NonCompetition Period shall continue until the one year anniversary date of the termination of this Agreement.

(iv) If this Agreement is terminated by reason of expiration of the Term pursuant to subsection 6(g), then the NonCompetition Period shall continue for a period of six months following the date of the termination of this Agreement.

(e) Due to the irreparable and continuing nature of the injury which would result from a breach of any of the covenants contained in Section 4 or Section 5, Executive agrees that the Company or its affiliates may, in addition to any remedy which the Company or its affiliates may have at law or in equity, apply to any court of competent jurisdiction for the entry of an immediate order to restrain or enjoin the breach of this covenant and to otherwise specifically enforce the provisions of this covenant.

(f) The Executive recognizes that the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the business of the Company and that if any such territorial or time limitation is found to be unreasonable by a court of competent jurisdiction, the Executive agrees and submits to the reduction of either said territorial or time limitation to such an area or period as appears reasonable to such court. Provided however, if the Company shall successfully enforce its injunctive rights hereunder in a court of competent jurisdiction, the terms of this covenant shall be extended by the period of time, if any, that the Executive was not restrained or enjoined from competing with the Company during the pendency of the court proceedings.

(g) The existence of any potential or alleged claim or cause of action of the Executive against the Company, or its affiliates, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party of the covenants contained in this Agreement. An alleged or actual breach of the Agreement by the Company or its affiliates will not be a defense to enforcement of the provisions of this Section 5 or other obligations of Executive to any such party.

(h) The Executive’s covenants in Section 4 and this Section 5 shall terminate and be of no further effect if the Company ceases to conduct the Business, dissolves, or becomes subject to a petition in bankruptcy.

6. Termination of Agreement. This Agreement (other than the provisions as applicable of Sections 4, 5 and 21, which shall survive such termination) and Executive’s employment with the Company may be terminated as provided herein:

(a) Termination by the Company for “Just Cause”. For purposes hereof, the Company shall have “Just Cause” to terminate the Executive’s employment hereunder in any of the following events:

(i) the commission by Executive of any act of fraud, embezzlement, or misappropriation materially prejudicial to the Company’s best interest;

(ii) a final conviction of Executive, after all available appeals have been exhausted, for a felony, which in the reasonable judgment of the Board of Directors materially affects Executive’s ability to perform his duties pursuant to this Agreement; or

(iii) any material breach by the Executive of any of the terms of, or the failure to perform any material covenant or agreement contained in this Agreement, which is not cured after thirty (30) days written notice to the Executive; or

(iv) the failure or refusal of Executive to devote substantially all of his business time, ability, attention, efforts, and energy to the Company during regular business hours; or

(v) the failure of Executive to materially comply with the Company policy concerning harassment and discrimination in the workplace.

(b) Resignation Without Good Reason. The Executive may resign from his employment with the Company at anytime. However, for purposes of this Agreement, a resignation by Executive shall be for “Good Reason” only upon the occurrence of one or more of the events described in subsection 6(d).

(c) Termination by the Company without “Just Cause”. For purposes hereof, if the Company terminates Executive’s employment for any reason other than those listed in subsection 6(a), then such termination shall be without “Just Cause.”

(d) Resignation for Good Reason. The Executive’s employment shall be deemed to have been terminated other than for Just Cause and for “Good Reason” (as herein so used), if Executive tenders his resignation within one hundred twenty (120) days after the initial existence of one or more of the following conditions that arise without the consent of Executive:

(i) material breach by the Company of any of the terms of, or the failure to perform any covenant or agreement contained in this Agreement; or

(ii) material reduction in title, position, responsibilities, or duties of the Executive; or

(iii) material reduction in the Annual Salary; or

(iv) assignment of Executive, without his consent, to a position of employment outside the northern half of the State of Texas; or

(v) delivery by the Company to Executive of the Non-Renewal Notice; provided that the Executive is willing and able to execute a new agreement providing terms and conditions substantially similar to those in the expiring agreement and to continue providing such services.

Notwithstanding the foregoing, Executive’s termination of his employment shall not be for “Good Reason” unless Executive notifies the Company in writing within thirty (30) days after the initial existence of the condition described above and the Company fails to remedy the condition within thirty (30) days after receipt of such notice.

(e) Termination on Death. In the event of Executive’s death, Executive’s employment will be deemed to have terminated on the date of his death.

(f) Termination on Disability. If the Executive becomes “disabled” (as defined in this subsection 6(f)), then Executive’s employment with the Company shall terminate on the date of Executive’s disability. Executive shall be “disabled” for purposes of this Agreement if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or if the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(g) Expiration of Agreement. If the Company provides the Non-Renewal Notice to Executive pursuant to section 2 of the Agreement, Executive’s employment will terminate at the end of the Term, unless the Agreement is terminated earlier in accordance with another provision of section 6.

(h) Written Notice. Any termination of this Agreement shall be by written notice from the party initiating the termination to the other party.

7. Severance. Upon the occurrence of an event specified below, the Company agrees to make the specified payments. If a payment is due under any provision of this Section 7, then no payment shall be due under any other provision of this Section 7.

(a) Termination by the Company for “Just Cause.” If the Company terminates Executive’s employment with the Company for “Just Cause” pursuant to subsection 6(a), then the Executive shall not be entitled to severance pay. However, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(b) Resignation by Executive Without Good Reason. If Executive terminates Executive’s employment with the Company without “Good Reason” pursuant to subsection 6(b), then the Executive shall not be entitled to severance pay. However, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(c) Termination by the Company without “Just Cause” or Resignation by Executive for Good Reason. If the Company terminates Executive’s employment with the Company without “Just Cause” pursuant to subsection 6(c) or if Executive resigns for “Good Reason” pursuant to subsection 6(d), then the Company will pay Executive a lump sum payment (the “Severance Payment”) in cash equal to one year’s salary at the then current rate in effect immediately prior to the termination. The Company shall make the Severance Payment within 15 calendar days of the termination or resignation. Additionally, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(d) Termination on Death. If this Agreement terminates pursuant to the death of Executive under subsection 6(e), then the Company shall pay to Executive’s wife, if she has not predeceased him and if she is married to Executive on the date of his death, a lump sum payment (the “Widow Payment”) in cash equal to one year of Executive’s salary at the then current rate in effect at the time of Executive’s death. The Company shall make the Widow Payment within 60 calendar days after the Executive’s death. If Executive is not married at the time of his death or if Executive’s wife has predeceased Executive, the Company shall not be obligated to make any payment to Executive’s estate. If the Company elects to purchase life insurance for Executive to fund, in whole or in part, its obligations under this subsection 7(d), Executive agrees to designate his wife as the primary beneficiary of such insurance while he is married, and any payment of the Widow Payment by the Company will be less the sum of any life insurance purchased by the Company payable to Executive’s beneficiaries upon his death. Additionally, in the event of Executive’s death, the Company shall pay to Executive’s wife, or his estate if she has predeceased him or is not married to him on the date of his death, Executive’s accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(e) Payment on Disability. If Executive becomes disabled as defined in Section 6(f), then the Company shall pay to Executive a lump sum payment (the “Disability Payment”) in cash equal to one year of Executive’s salary at the then current rate in effect at the time of Executive’s disability. The Company shall make the Disability Payment within 15 calendar days after the Executive becomes disabled. Additionally, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

(f) Termination Following A Change In Control. If Executive’s employment with the Company terminates, other than for “Just Cause” during the specified period after a Change In Control (as defined in Section 8 below), the Company shall pay to Executive a lump sum payment in cash equal to one year of Executive’s salary at the then current rate in effect at the time of the Change In Control. The specified period for purposes of this subsection (f) is the shorter of (i) the one (1) year period beginning on the date of the completion of the Change in Control; or (ii) fifty (50) days after the end of the calendar year in which the Change In Control occurs. The Company shall make the payment within fifteen (15) calendar days after the termination of Executive’s employment. Additionally, in such event the Company shall pay to Executive his accrued but unpaid salary and any amount due (and not previously paid) to Executive under subsection 3(e) for reasonable expenses incurred by Executive in the performance of his duties hereunder.

8. Change In Control. A Change In Control will be deemed to have occurred for purposes hereof, upon any one of the following events: (a) any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company (including its subsidiaries, directors, and executive officers) has become the beneficial owner, within the meaning of Rule l3d-3 under the Exchange Act, of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding Common Stock or equivalent in voting power of any class or classes of the Company’s outstanding securities ordinarily entitled to vote in elections of directors (“voting securities”); or (b) shares representing fifty percent (50%) or more of the combined voting power of the Company’s voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by the Company or its subsidiaries or affiliates); or (c) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets, or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of the Company or of any successor to the Company; or (d) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Company, other than (i) any party to such merger or consolidation, or (ii) any affiliates of any such party; or (e) the Company transfers more than fifty percent (50%) of its assets, or the last of a series of transfers results in the transfer of more than fifty percent (50%) of the assets of the Company, to another entity that is not wholly-owned by the Company or (vi) the Board, approves a resolution that for purposes of this Agreement a Change In Control has occurred. For purposes of Subsection (e), the determination of what constitutes fifty percent (50%) of the assets of the Company shall be made by the Board, as constituted immediately prior to the events that would constitute a Change In Control if fifty percent (50%) of the Company’s assets were transferred in connection with such events, in its sole discretion. For purposes of this Section 8, the term “Company” shall mean USHS.

9. Gross-Up Provision. If any payment, option right, or benefit to Executive pursuant to the terms of this Agreement or otherwise in connection with Executive’s employment with Company (the “Payments”) is subject to the excise tax (the “Excise Tax”) imposed under Code Section 4999, then the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Payments and any Federal, state and local income and employment taxes and Excise Tax on the Gross-Up Payment, shall be equal to the Payments to Executive. The Gross-Up Payment shall be made to Executive within thirty (30) days after the termination of Executive’s employment.

10. Notices. Any parties’ address for notice may be changed by written notice delivered to the other party in accordance with this section. Any notice by certified mail shall be deemed delivered upon actual receipt. Any notice or communication required or permitted hereunder shall be in writing and personally delivered or mailed by certified mail, return receipt requested, or delivered by an overnight express courier, addressed to the Company or the Executive, as the case may be, at the addresses set forth below:

If to the Company:	U.S. Home Systems, Inc.
405 State Highway121 Bypass, Building A
Suite 250
Lewisville, Texas 75067
Attn: Chairman of the Board of Directors

With a copy to:	Chairman of the Compensation Committee
U.S. Home Systems, Inc.
405 State Highway 121 Bypass, Building A,
Suite 250
Lewisville, Texas 75067

If to the Executive:

11. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment, or rescission of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto.

12. Texas Law to Apply. This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder to be performed in Dallas County, Texas.

13. Other Instruments. The parties hereto covenant and agree that they will execute such other instruments and documents as are or may become necessary or convenient to effectuate and carry out this Agreement.

14. Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matters to be considered in construing the terms of this Agreement.

15. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

16. Severability. If any one or more of the provisions contained in this Agreement for any reason are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

17. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original.

18. Construction. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

19. Cost of Enforcement. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

20. Waiver of Breach. Failure of any party to protest a breach by any other party or waiver by any party of a breach shall not operate as or be construed as a waiver of rights or remedies as to that breach and a waiver by any party of a breach shall not operate as or be construed as a waiver of rights or remedies as to any subsequent breach by any other party.

21. Arbitration. In the event of a dispute as to the application of any of the provisions of this Agreement, the parties hereby agree that the matter or dispute shall be submitted to arbitration according to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The arbitration shall be conducted in Dallas County Texas. The matter shall be decided by a single arbitrator selected according to such Rules of the AAA. The cost of arbitration shall be borne as the arbitrator shall determine on Final Award. Each party shall bear its own respective attorney’s fees during the arbitration, but the arbitrator may award all or part of the reasonable attorney’s fees incurred to the prevailing party. The results of the arbitration shall be binding upon both sides and no appeal shall be available therefrom. Notwithstanding this section, either party may seek a temporary restraining order and a temporary injunction (i) with regard to the enforcement of the provisions of Sections 4 and 5 prior to or during the pendency of any such arbitration; or (ii) to maintain the status quo pending the referral of any dispute to arbitration and the appointment of the arbitrator.

22. Receipt of Copy. The Executive, by his signature below, acknowledges receipt of a full and complete copy of this Agreement.

23. Assistance of Counsel. Executive acknowledges and agrees that he has had the benefit of counsel in connection with the negotiation and execution of this Agreement.

24. Affiliate. As used herein, an “affiliate” of any party means any person, corporation, partnership or other entity controlling, controlled by or under common control with such party.

25. Compliance with Code Section 409A. To the fullest extent applicable, amounts and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Code Section 409A and, to the extent that any such amount or benefit is or becomes subject to Code Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Code Section 409A with respect to such amounts or benefits and will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. Notwithstanding anything herein to the contrary, (i) if on the date the Employee “separates from service” within the meaning of Treasury Regulation section 1.409A-1(h), (A) the Company is publicly traded, (B) the Employee is a Specified Employee (as defined below), and (C) the Company reasonably determines that (x) a payment or benefit payable hereunder as a result of the Employee’s separation from service constitutes nonqualified deferred compensation that is subject to the requirements of Code Section 409A and (y) the deferral of the commencement of such payments or benefits is necessary in order to prevent any accelerated or additional tax under Code Section 409A, then the Company will withhold and accumulate such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months and one day following Employee’s separation from service date (or the earliest date as is permitted under Code Section 409A), at which time the withheld and accumulated payments shall be paid to the Employee in a single lump sum payment and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. “Specified Employee” shall mean a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), as determined by the Compensation Committee of the Board of Directors.

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U.S. HOME SYSTEMS, INC

By:
Murray H. Gross, Chief Executive Officer

U.S. REMODELERS, INC.

By:
Murray H. Gross, Executive Vice President

EXECUTIVE

By: